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                              [METLIFE LETTERHEAD]

For Immediate Release News

Contacts:       For Media:      John Calagna
                                (212) 578-6252

                For Investors:  Tracey Dedrick
                                (212) 578-5140

            METLIFE COMPLETES ACQUISITION OF TRAVELERS LIFE & ANNUITY

NEW YORK, July 1, 2005 - MetLife, Inc. (NYSE: MET) announced today it has completed the acquisition of Citigroup's Travelers Life & Annuity and substantially all of Citigroup's international insurance businesses for $11.8 billion.

"This transaction significantly increases our size and scale in our core insurance and annuity products and expands our presence in the retirement and savings and international markets," said Robert H. Benmosche, chairman and chief executive officer of MetLife. "The distribution agreements with Citigroup, complementing our existing channels, provide us with one of the broadest distribution networks in the industry. Altogether, the transaction solidifies our leadership position in the industry and provides a platform for growth beginning with modest earnings accretion in the second half of 2005."

"In the past few months leading up to the closing, we have made major strides and look forward to integrating the Travelers operations swiftly and smoothly into MetLife," said C. Robert Henrikson, president and chief operating officer of MetLife. "Operationally and in terms of our business focus, this is a great fit. We look forward to maximizing the opportunity."

As part of the transaction, MetLife products will be available through certain Citigroup distribution channels, including Smith Barney, Citibank branches, and Primerica in the U.S., as well as a number of international businesses, under ten-year agreements.

Consideration paid by MetLife to Citigroup for the purchase consisted of $10.8 billion in cash and approximately 22.4 million shares of MetLife common stock with a value of approximately $1 billion.

MetLife also announced that, in a transaction related to the acquisition of Citigroup insurance businesses, it signed an agreement today with Citigroup to acquire CitiStreet Associates, a division of CitiStreet LLC, which is primarily involved in the distribution of 403(b) and 457 annuity products to the healthcare, education and not-for-profit markets. This transaction is

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expected to close on September 1, 2005. CitiStreet LLC is a joint venture owned equally by affiliates of Citigroup and State Street Corporation. CitiStreet LLC is not being acquired by MetLife.

MetLife, Inc. is a leading provider of insurance and other financial services to millions of individual and institutional customers throughout the United States. Through its subsidiaries and affiliates, MetLife, Inc. offers life insurance, annuities, automobile and homeowner's insurance and retail banking services to individuals, as well as group insurance, reinsurance and retirement and savings products and services to corporations and other institutions. Outside the U.S., the MetLife companies have direct insurance operations in Asia Pacific, Latin America and Europe. For more information, please visit www.metlife.com.

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse results or other consequences from litigation, arbitration or regulatory investigations; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or credit ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xiv) the company's ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and
(xv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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